Pricing Supplement No. 18,016 Registration Statement Nos. 333-293641; 333-293641-01 Dated August 12, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $3,240,000 Step Down Trigger Autocallable Notes Linked to the iShares® Semiconductor ETF due August 15, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Step Down Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide returns based on the performance of the iShares® Semiconductor ETF (the “Underlying Shares”). Beginning after one year, if the Observation Date Closing Price of the Underlying Shares on any quarterly Observation Date beginning August 19, 2027 is equal to or greater than (i) the Initial Price on any of the first eight quarterly Observation Dates or (ii) the Downside Threshold on the Final Observation Date, MSFL will automatically call the Securities and pay the Principal Amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. However, if the Final Price is less than the Downside Threshold, MSFL will pay you significantly less than the full Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the full decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date. Investors will not participate in any appreciation of the Underlying Shares. The Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forgo current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the closing price of the Underlying Shares is at or above the Initial Price as of one of the first eight quarterly Observation Dates (beginning after one year), or, if the Securities have not been called prior to maturity, if the Final Price is greater than or equal to the Downside Threshold. Investing in the Securities involves significant risks. The Issuer will not automatically call the Securities following any of the first eight quarterly Observation Dates (beginning after one year) if the closing price is below the Initial Price. You may lose a significant portion or all of your Principal Amount at maturity if the Securities are not called prior to or at maturity and the Final Price is below the Downside Threshold. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the price of the Underlying Shares is greater than the Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Automatically Callable: Beginning after one year, MSFL will automatically call the Securities and pay you the Principal Amount plus a Call Return if (i) the Observation Date Closing Price on any of the first eight quarterly Observation Dates beginning August 19, 2027 is equal to or greater than the Initial Price or (ii) the Observation Date Closing Price of the Underlying Shares on the Final Observation Date is equal to or greater than the Downside Threshold. If the Securities are called on any quarterly Observation Date, no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Downside Market Exposure: If the Securities are not automatically called, the Final Price will therefore necessarily be less than the Downside Threshold and MSFL will repay less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the full decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the price of the Underlying Shares is greater than the Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Trade Date	August 12, 2026
Settlement Date	August 14, 2026
Observation Dates	Quarterly, beginning August 19, 2027. See “Call Returns and Observation Dates” on page 5 for details.
Final Observation Date*	August 13, 2029
Maturity Date*	August 15, 2029
* Subject to postponement in the event of a market disruption event or for non-trading days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

We are offering the Step Down Trigger Autocallable Notes linked to the iShares® Semiconductor ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Call Return Rate*	Initial Price	Downside Threshold	CUSIP	ISIN
iShares® Semiconductor ETF	21.64% per annum	$546.61	$355.30, which is approximately 65% of the Initial Price	61780K285	US61780K2859

*If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Call Returns and Observation Dates” on page 5.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and tax supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, tax supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.77 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10	$0.15	$9.85
Total	$3,240,000	$48,600	$3,191,400

We also sold, pursuant to Pricing Supplement No. 18,017, a separate issuance of securities, being sold only to fee-based advisory accounts, with terms substantially similar to, but somewhat different than, those of this issuance.

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 17 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 17.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 17 of this pricing supplement.

Morgan Stanley           UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and a tax supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005464/dp244203_424b2-psautocallsec.htm

♦Tax supplement dated April 8, 2026:

https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Step Down Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus,” “product supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.77.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying Shares.

♦You understand and accept the risks associated with the Underlying Shares.

♦You believe the Underlying Shares will close at or above the Initial Price on one of the first eight Observation Dates (beginning after one year) or will close at or above the Downside Threshold on the Final Observation Date.

♦You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Shares.

♦You are willing to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦You are willing to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the constituent stocks of the Underlying Shares.

♦You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, as set forth on the cover page of this pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk for all payments under the Securities, and understand that we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as the Underlying Shares.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying Shares.

♦You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Observation Date, exposing you to the full decline in the Underlying Shares.

♦You seek an investment that participates in the full appreciation in the price of the Underlying Shares or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Shares.

♦You are unwilling to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Underlying Shares, if any.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover page of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-15 of the accompanying product supplement and “Risk Factors” beginning on page TS-4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “iShares® Semiconductor ETF” on page 14.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	iShares® Semiconductor ETF (the “Fund”)
Principal Amount	$10.00 per Security
Term	Approximately 3 years, unless called earlier
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Price is equal to or greater than (i) the Initial Price on any of the first eight Observation Dates (beginning after one year) or (ii) the Downside Threshold on the Final Observation Date.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Call Returns and Observation Dates” on page 5):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following any of the first eight quarterly Observation Dates (beginning after one year) if the Observation Date Closing Price is below the Initial Price.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding. The Call Return is based on a Call Return Rate of 21.64% per annum.

See “Call Returns and Observation Dates” on page 5.

Trade Date	August 12, 2026
Settlement Date	August 14, 2026
Observation Dates	Quarterly, beginning August 19, 2027. See “Call Returns and Observation Dates” on page 5.
Final Observation Date	August 13, 2029*
Maturity Date	August 15, 2029*
Call Settlement Dates	See “Call Returns and Observation Dates” on page 5. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
* Subject to postponement in the event of a Market Disruption Event or for non-trading days. See “Postponement of Determination Dates” in the accompanying product supplement.

Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, the Final Price will therefore necessarily be less than the Downside Threshold, MSFL will pay you an amount per Security calculated as follows:

$10 × (1 + Underlying Return)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the full decline of the Underlying Shares from the Trade Date to the Final Observation Date.

Observation Date Closing Price	The closing price of the Underlying Shares on any Observation Date times the Adjustment Factor on such date.
Underlying Return	Final Price – Initial Price Initial Price
Initial Price	$546.61, which is the Closing Price of the Underlying Shares on the Trade Date.
Final Price	The closing price of the Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Downside Threshold	$355.30, which is approximately 65% of the Initial Price
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Call Returns and Observation Dates

Observation Date	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 21.64% per annum)***	Call Price (per $10 of Securities)
8/19/2027	8/23/2027	21.64%	$12.164
11/12/2027	11/16/2027	27.05%	$12.705
2/14/2028	2/16/2028	32.46%	$13.246
5/12/2028	5/16/2028	37.87%	$13.787
8/14/2028	8/16/2028	43.28%	$14.328
11/13/2028	11/15/2028	48.69%	$14.869
2/12/2029	2/14/2029	54.10%	$15.41
5/14/2029	5/16/2029	59.51%	$15.951
8/13/2029 (the Final Observation Date)*	8/15/2029 (the Maturity Date)*	64.92%	$16.492

* Subject to postponement in the event of a market disruption event or for non-trading days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Investment Timeline

The Initial Price and Downside Threshold were determined. The Call Return Rate was set.

Beginning after one year, the Securities will be called automatically if the Observation Date Closing Price is equal to or greater than (i) the Initial Price on any of the first eight Observation Dates (beginning after one year) or (ii) the Downside Threshold on the Final Observation Date.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 x Call Return)

After the Securities are called, no further payments will be made on the Securities.

The Final Price is determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date, the Final Price will therefore necessarily be less than the Downside Threshold and MSFL will pay you an amount calculated as follows:

$10 × (1+ Underlying Return)

This will be less than the $10 Principal Amount by an amount proportionate to the full negative Underlying Return, and you could lose your entire investment.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

THE ISSUER WILL NOT AUTOMATICALLY CALL THE SECURITIES FOLLOWING ANY OF THE FIRST EIGHT OBSERVATION DATES (BEGINNING AFTER ONE YEAR) IF THE OBSERVATION DATE CLOSING LEVEL IS BELOW THE INITIAL LEVEL. YOU WILL LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY IF THE SECURITIES ARE NOT CALLED PRIOR TO OR AT MATURITY AND THE FINAL LEVEL IS BELOW THE DOWNSIDE THRESHOLD.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus, product supplement and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the Principal Amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Price is less than the Downside Threshold. In this case, you will be exposed to the full negative Underlying Return, and MSFL will pay you an amount at maturity that is significantly less than the $10 Principal Amount, resulting in a loss proportionate to the full decline of the Underlying Shares over the term of the Securities. This means that while a decrease of up to 35% between the Initial Price and the Final Price will not result in a loss of principal on the Securities, a decrease in excess of 35% will result in a loss of a significant portion of the Principal Amount of the Securities despite only a small incremental change in the value of the Underlying Shares. You could lose your entire Principal Amount.

♦The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if the Underlying Shares closes at or above (i) the Initial Price on any of the first eight Observation Dates (beginning after one year) or (ii) the Downside Threshold on the Final Observation Date, and you will not participate in any appreciation of the Underlying Shares, which could be significant. Additionally, if the Securities are not automatically called, the Final Price will therefore necessarily be less than the Downside Threshold and you will be fully exposed to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

♦You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Shares is above the Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full Principal Amount per Security plus the applicable Call Return, if the Final Price is equal to or greater than the Downside Threshold, or if the Underlying Shares closes below the Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Underlying Shares from the Trade Date to the Final Observation Date.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first year of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the price of the Underlying Shares will necessarily have declined from the Initial Price if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the price of the Underlying Shares can recover.

♦No interest payments. You will not receive any interest payments during the term of the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing price of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe volatility (frequency and magnitude of changes in value) of the Underlying Shares,

odividend rates on the securities included in the Share Underlying Index,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Observation Date Closing Prices or Final Price, othe occurrence of certain events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The price of the Underlying Shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “The iShares® Semiconductor ETF” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlying Shares or the stocks composing the Underlying Shares. Investing in the Securities is not equivalent to investing in the Underlying Shares or the stocks that constitute the Underlying Shares. Investors in the Securities will not participate in any appreciation of the Underlying Shares, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying Shares.

♦No dividend payments or voting rights. Owning the Securities is not the same as owning the Underlying Shares or the stocks comprising the Share Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underlying Shares or stocks held by the Fund would have.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our affiliates also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price, and, as a result, the price at or above which the Underlying Shares must close on any of the first eight Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold, which, if the Securities are not called, is the price at or above which the Underlying Shares must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Observation Dates, and, accordingly, whether the Securities are automatically called, and, if the Securities are not called, the payout to you at maturity, if any.

♦The Calculation Agent, which is an affiliate of the Issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Price, the Downside Threshold, the Observation Date Closing Prices, the Final Price, whether the

Securities will be called following any Observation Date, whether a market disruption event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of the Underlying Shares of an Exchange-Traded Fund and/or Share Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, the securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a security. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying

♦A higher Call Return Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the price of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Price of the Underlying Shares could ultimately be less than the Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or a lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the price of the Underlying Shares will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities than the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The securities are subject to risks associated with the semiconductor sector. All or substantially all of the equity securities held by the iShares® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the design, distribution, manufacture and sale of semiconductors. The values of companies that are involved in the semiconductor industry are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the semiconductor industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel. Any of these factors could cause the value of some or all of the securities included in the underlying shares, and thus, the price of the underlying shares, to decline during the term of the securities.

♦The Securities are subject to risks associated with investments in securities linked to the value of foreign equity securities (and especially emerging markets). The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Underlyings are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the iShares® Semiconductor ETF have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Share Underlying Index, the performance of the component securities of the Share Underlying Index or the net asset value per share of the Fund. The Fund does not fully replicate the Share Underlying Index and may hold securities that are different than those included in the Share Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and the Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performance of the Fund and the Share Underlying Index. Finally,

because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the Share Underlying Index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Share Underlying Index, the performance of the component securities of the Share Underlying Index or the net asset value per share of the Fund. Any of these events could materially and adversely affect the price of the Fund and, therefore, the value of the Securities. Additionally, if market volatility or these events were to occur on the Final Observation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Securities. If the Calculation Agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the Final Observation Date, even if the Fund are underperforming the Share Underlying Index or the component securities of the Share Underlying Index and/or trading below the net asset value per share of the Fund.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the Underlying and, therefore, your return on the Securities.

♦Adjustments to the Underlying Shares or to the Share Underlying Index could adversely affect the value of the Securities. The investment adviser to the Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Share Underlying Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the Fund and, consequently, the value of the Securities. The publisher of the Share Underlying Index is responsible for calculating and maintaining the Share Underlying Index. The publisher may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes that could change the value of the Share Underlying Index, and, consequently, the price of the Fund and the value of the Securities. The publisher of the Share Underlying Index may discontinue or suspend calculation or publication of the Share Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Share Underlying Index and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the price of the Fund and, consequently, the value of the Securities.

♦The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the Underlying Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, the Adjustment Factor may materially and adversely affect the market price of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: Approximately 3 years

♦Hypothetical Initial Price: $500

♦Call Return Rate: 21.64% per annum

♦Call Returns:

Observation Date	Call Return
First Observation Date	21.64%
Second Observation Date	27.05%
Third Observation Date	32.46%
Fourth Observation Date	37.87%
Fifth Observation Date	43.28%
Sixth Observation Date	48.69%
Seventh Observation Date	54.10%
Eighth Observation Date	59.51%
Final Observation Date	64.92%

♦Observation Dates: Quarterly, beginning on August 19, 2027

♦Hypothetical Downside Threshold: $325, which is 65% of the Hypothetical Initial Price

Early Call — Securities are Called following the Second Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$400 (below Initial Price; Securities NOT called)	$0 (Not Called)
Second Observation Date	$600 (at or above Initial Price; Securities are called)	$10 + ($10 x Call Return) = $10 + ($10 x 27.05%) = $12.705

The Observation Date Closing Price is below the Initial Price on the first Observation Date (beginning after one year) but above the Initial Price on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the Principal Amount of $10.00 plus a Call Return of 27.05% per Security, reflecting the Call Return Rate of 21.64% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying Shares.

Payment at Maturity

Example 1 — The Final Price is ABOVE the Downside Threshold; Securities are Called on the Maturity Date

Date	Closing Price	Payment (per Security)
First Observation Date	$400 (below Initial Price; Securities Not Called)	$0 (Not Called)
Second Observation Date	$450 (below Initial Price; Securities Not Called)	$0 (Not Called)
Third through Eighth Observation Dates	Various (all below the Initial Price; Securities Not Called)	$0 (Not Called)
Final Observation Date	$375 (at or above Downside Threshold)	$10 + ($10 x Call Return) = $10 + ($10 x 64.92%) = $16.492 (Payment at Maturity)

The Observation Date Closing Price is below the Initial Price on each of the eight Observation Dates prior to the Final Observation Date and therefore the Securities are not called prior to maturity. On the Final Observation Date, the Final Price is greater than the Downside Threshold Price and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the Principal Amount plus the Call Return of 64.92% per Security. Investors do not participate in the appreciation of the Underlying.

Example 2 —The Final Price is BELOW the Downside Threshold

Date	Closing Price	Payment (per Security)
First Observation Date	$450 (below Initial Price; Securities Not Called)	$0 (Not Called)
Second Observation Date	$475 (below Initial Price; Securities Not Called)	$0 (Not Called)

Third through Eighth Observation Dates	Various (all below the Initial Price; Securities Not Called)	$0 (Not Called)
Final Observation Date	$250 (below Downside Threshold)	$10 + ($10 x Underlying Return) = $10 + ($10 x -50%) = $5.00 (Payment at Maturity)

Since the Securities are not called prior to maturity and the Final Price of the Underlying Shares is below the Downside Threshold, at maturity MSFL will pay you $5.00 per Security, reflecting a loss of principal proportionate to the full decline in the Final Price from the Initial Price.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Underlying Return is negative. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not automatically call the Securities following any of the first eight quarterly Observation Dates (beginning after one year) if the Observation Date Closing Price of the Underlying Shares is below the Initial Price. You will lose a significant portion or all of your Principal Amount at maturity if the Securities are not called prior to or at maturity and the Final Price is below the Downside Threshold.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”), as described in the sections entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying tax supplement. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

iShares® Semiconductor ETF

The iShares® Semiconductor ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Semiconductor Index. The iShares® Semiconductor ETF is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Semiconductor ETF. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares® Semiconductor ETF is accurate or complete.

The NYSE Semiconductor Index is a rules-based, modified float-adjusted market capitalization-weighted index that measures the performance of the equity securities of the 30 largest U.S.-listed companies that are classified within the semiconductor industry. Semiconductor companies are defined as those classified under the Semiconductor Industry in the ICE Data Equity Classification Schema. This includes companies that either manufacture materials that have electrical conductivity (semiconductors) to be used in electronic applications or utilize LED and OLED technology. This also includes companies that provide services or equipment associated with semiconductors such as packaging and testing. The share underlying index publisher with respect to the NYSE Semiconductor Index is ICE Data Indices, LLC, or any successor thereof.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

“iShares®” is a registered mark of BlackRock Fund Advisors or its affiliates (“BFA”). The securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the iShares® Semiconductor ETF for each quarter in the period from January 1, 2021 through August 12, 2026. The closing price of the iShares® Semiconductor ETF on August 12, 2026  was $546.61. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the iShares® Semiconductor ETF should not be taken as an indication of future performance, and no assurance can be given as to the price of the iShares® Semiconductor ETF on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	146.45	125.07	141.33
4/1/2021	6/30/2021	151.41	129.19	151.41
7/1/2021	9/30/2021	158.87	142.11	148.62
10/1/2021	12/31/2021	185.21	144.89	180.77
1/1/2022	3/31/2022	184.37	140.11	157.76
4/1/2022	6/30/2022	157.22	116.54	116.54
7/1/2022	9/30/2022	141.11	106.24	106.24
10/1/2022	12/31/2022	129.34	99.56	115.99
1/1/2023	3/31/2023	148.22	114.86	148.22
4/1/2023	6/30/2023	172.17	133.67	169.09
7/1/2023	9/30/2023	178.55	153.10	157.88
10/1/2023	12/31/2023	193.82	146.13	192.03
1/1/2024	3/31/2024	237.75	179.62	225.92
4/1/2024	6/30/2024	259.28	198.39	246.63
7/1/2024	9/30/2024	265.49	199.29	230.59
10/1/2024	12/31/2024	239.80	211.21	215.49
1/1/2025	3/31/2025	235.81	188.17	188.17
4/1/2025	6/30/2025	239.07	154.86	238.70
7/1/2025	9/30/2025	271.12	236.93	271.12
10/1/2025	12/31/2025	316.33	268.10	301.15
1/1/2026	3/31/2026	368.00	309.79	328.66
4/1/2026	6/30/2026	655.01	338.54	640.76
7/1/2026	8/12/2026*	599.70	465.00	546.61

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® Semiconductor ETF from January 1, 2008 through August 12, 2026, based on information from Bloomberg.

* The solid line indicates the Downside Threshold of $355.30, which is approximately 65% of the Initial Price.

Past performance is not indicative of future results.

Additional Terms of the Securities

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described in this pricing supplement will prevail.

The accompanying product supplement for autocallable securities refers to the Initial Price as the “initial share price,” the Trade Date as the “pricing date,” the Observation Dates as “determination dates,” the Final Observation Date as the “final determination date,” the Downside Threshold as the “downside threshold price” and the Call Settlement Dates as the “Early Redemption Dates.”

Share Underlying Index

NYSE Semiconductor Index

Share Underlying Index Publisher

ICE Data Indices, LLC or any successor thereto.

“Closing Price” means, on any Trading Day for the Underlying Shares, the closing price of one Underlying Share times the Adjustment Factor on such Trading Day. In certain circumstances, the Closing Price will be based on the alternate calculation of the Underlying Shares or the Share Underlying Index as described under “—Discontinuance of the Underlying Shares of an Exchange-Traded Fund and/or Share Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the business day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Share Underlying Index, in futures or options contracts on the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Share Underlying Index that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Price, and, as a result, the price at or above which the Underlying Shares must close on any of the first eight Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold, which, if the Securities are not called, is the price at or above which the Underlying Shares must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares, and, therefore, adversely affect the value of the Securities, whether the Securities are called, or the payment you will receive at maturity, if any, if the Securities are not called.

Supplemental Plan of Distribution; Conflicts of Interest

We also sold, pursuant to Pricing Supplement No. 18,017, a separate issuance of securities, being sold only to fee-based advisory accounts, with terms substantially similar to, but somewhat different than, those of this issuance.

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.15 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the Securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.